Exhibit 99

THE E.W. SCRIPPS COMPANY P.O. BOX 5380 CINCINNATI, OHIO 45201	COMMUNICATIONS AND INVESTOR RELATIONS	PHONE (513) 977-3825 FAX (513) 977-3721

312 WALNUT STREET, SUITE 2800 CINCINNATI, OHIO 45202

NEWS RELEASE

Scripps reports third quarter results

For immediate release	(NYSE: SSP)
Oct. 14, 2003

CINCINNATI—The E. W. Scripps Company today reported third quarter financial results which reflected continued strong performance at Home & Garden Television and Food Network.

Net income for the three-month period ended Sept. 30 was $51.9 million compared to $45.7 million for the same period a year ago. Third quarter earnings per share were 64 cents compared to 57 cents in the third quarter of 2002. Net income for the third quarter of 2002 included a write down of investments that lowered reported earnings by 8 cents per share.

At the company’s fastest growing business unit, Scripps Networks, third quarter segment profits increased 35 percent to $40.3 million. Scripps Networks revenues increased 25 percent to $122 million for the three-month period. Scripps Networks includes the company’s portfolio of growing cable and satellite television networks, Home & Garden Television, Food Network, DIY—Do It Yourself Network and Fine Living.

DIY and Fine Living, the company’s developing networks, now reach about 23 million and 19 million U.S. households, respectively. Programming from all of the company’s networks can be viewed on-demand on cable television systems in about 63 U.S. markets. Home & Garden Television and Food Network—the company’s flagship national networks—can be viewed in about 83 million and 82 million U.S. television households, respectively.

At the company’s newspapers, third quarter revenues of $164 million and segment profits of $60.9 million were about even with the same period in 2002. Newspaper division segment profits for the quarter included $2.4 million from the joint newspaper operations in Denver compared to about $1.0 million in the same period a year ago. Higher newsprint prices and continued weakness in local retail and help wanted advertising held back segment profits during the quarter.

Segment profits at the company’s broadcast television stations were down 9.3 percent to $18.7 million in the third quarter due primarily to the relative absence of political advertising and the loss of revenue tied to the power blackout in Detroit and Cleveland. Broadcast television revenues were down about 1.0 percent during the period to $72.3 million. Third quarter television revenues included $1.0 million in political advertising compared to $5.5 million in the same period a year ago.

“Strong performances by our flagship networks enabled the company to deliver solid third quarter results,” said Kenneth W. Lowe, president and chief executive officer for Scripps. “HGTV and Food Network each reported double-digit revenue and profit growth, reflecting their growing popularity and their increased value to advertisers who, more and more, are turning to targeted networks like ours to reach consumers.”

“We’ve also succeeded in raising the profile of our newer networks, gaining valuable distribution for DIY and Fine Living,” Lowe said. “DIY’s household distribution is up about 21 percent sequentially from the second quarter. At Fine Living, we’re quickly approaching 20 million households, which is quite an achievement for a network that’s just 18 months old. Deploying capital for the internal development of all of these growing media businesses continues to be our top priority at Scripps.”

“In addition to the stellar performance at Scripps Networks, our broadcast television stations came close to replacing all of the political advertising revenue from last year, a remarkable accomplishment in this difficult environment,” Lowe said. “Our focus on developing revenue from non-traditional advertisers in all of our TV markets is paying meaningful dividends.”

“Stubborn weakness in local retail and help wanted advertising coupled with higher newsprint prices continued to hold back profits in our newspaper group. The company’s third quarter results benefited from our newspaper partnership in Denver, where the improved results continue to be a function of the efficiencies we’ve achieved by combining the business and production operations of our Rocky Mountain News and MediaNews Group’s Denver Post. However, the prolonged slowdown in Denver’s local economy continues to hold back ad revenue growth.”

Here are third quarter operating results by segment:

Newspapers

Newspaper segment profits were $60.9 million, up 0.3 percent.

Newspaper advertising revenue was $128 million, up 1.1 percent. Broken down by category:

•	Local retail decreased 4.4 percent to $37.5 million.

•	Classified was flat at $51.9 million.

•	National increased 12 percent to $9.5 million.

•	Preprint and other increased 7.7 percent to $29.3 million.

Circulation revenues were $32.3 million, down 3.6 percent.

Newsprint expenses increased about 10 percent on an 11 percent increase in newsprint prices.

Scripps Networks

Scripps Networks segment profits were $40.3 million, up from $29.9 million in the prior year period.

Scripps Networks advertising revenue increased 29 percent to $96.6 million. Affiliate fee revenue was $23.5 million, up 12 percent.

Programming expense increased 24 percent to $34.4 million.

Home & Garden Television contributed $32.8 million to segment profits, up 28 percent from the year-ago period. HGTV revenues grew 22 percent to $70.1 million. Home & Garden Television now reaches 83 million domestic subscribers.

Food Network had revenues of $44.5 million, up 23 percent. Food Network contributed $15.4 million to segment profits compared to $11.3 million in the third quarter last year. Food Network reaches 82 million domestic subscribers.

Development of the DIY—Do It Yourself Network and Fine Living reduced segment profits by $8.8 million compared to $7.3 million in the year ago period. DIY can be seen in about 23 million U.S. television households and Fine Living now reaches about 19 million households.

Broadcast Television

Broadcast television segment profit decreased 9.3 percent to $18.7 million.

Broadcast television revenues decreased 0.7 percent to $72.3 million. Local broadcast television advertising rose 6.0 percent to $43.6 million. National broadcast television advertising was $23.7 million, up 3.9 percent from the year-ago period. Political advertising was $1.0 million compared to $5.5 million in 2002.

Shop At Home Network

Shop At Home Network revenues for the third quarter were $58.4 million. On a pro forma basis (as if the company had owned the business in the third quarter 2002), revenues were up 9.9 percent from the same year-ago period.

Shop At Home reported a segment loss of $3.8 million, or 4 cents per share, for the quarter.

The network reached an average 45.6 million full-time equivalent homes during the quarter, up 1.1 percent from the same period last year.

Scripps acquired Shop At Home in October 2002.

Licensing and Other Media

Segment profit was $4.5 million, about even with the previous year.

Revenues increased 14 percent to $24.4 million.

Fourth Quarter Guidance

Based on advance advertising sales, the company currently anticipates fourth quarter 2003 advertising revenue for Scripps Networks will be up 25 to 30 percent year over year. Affiliate fee revenue for Scripps Networks is expected to increase about 30 percent during the quarter, net of distribution fee amortization. Programming and marketing expenses are expected to increase 30 percent as the company continues to invest in building viewership across all four networks. Investments in the development of DIY and Fine Living are expected to reduce segment profits by about $8.4 million and earnings per share by about 7 cents.

Newspaper advertising revenues are expected to be up low single digits over the prior year in the fourth quarter.

At the company’s broadcast television stations, advertising revenues are expected to be up about 10 to 12 percent in the fourth quarter, excluding political advertising. Political advertising revenue was $17.3 million in the fourth quarter of 2002. Total fourth quarter revenues for broadcast television are expected to be down about 10 percent compared to the same period last year.

The company’s continuing investment in the Shop At Home Network is expected to reduce fourth quarter segment profits by about $3 million and earnings per share by about 4 cents.

Because of increased profitability of the Food Network, the company’s allocation of net income to Tribune Company—which owns 30 percent of the network—will increase minority interest from between $2 to $3 million in the fourth quarter compared to the same period a year ago.

Fourth quarter earnings per share are expected to be between 87 cents and 97 cents, compared to 94 cents per share in the fourth quarter of 2002. Results in the fourth quarter of 2002 included unusual items that increased net income by about $3.2 million. Without these items, fourth quarter 2002 earnings per share would have been 90 cents.

Conference call

The senior management team at Scripps will discuss the company’s third quarter results during a telephone conference call at 11 a.m. EDT today. Scripps will offer a live audio Web cast of the conference call. To access the Web cast, visit www.scripps.com, choose “Investor Relations,” then follow the “Live Web Cast” link at the top of the page. Listeners need Windows Media Player to access the call online.

To access the conference call by telephone, dial 1-888-428-4479 (U.S.) or 1-651-291-5254 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (third quarter earnings report) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 2:30 p.m. EDT Oct. 14 until 11:59 p.m. EDT Friday, Oct. 17. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 699378.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Investor Relations” then follow the “Audio Archives” link at the top of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2002 SEC Form 10K and page F-20 of its most recent Form 10Q.

About Scripps

Celebrating its 125th anniversary, The E.W. Scripps Company is a diverse media concern with interests in newspaper publishing, broadcast television, national television networks, interactive media and television-retailing. Scripps operates 21 daily newspapers, 10 broadcast TV stations, four cable and satellite television networks and a home shopping network. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps Networks brands include Home & Garden Television, Food Network, DIY—Do It Yourself Network and Fine Living. Home & Garden and Food Network each can be seen in about 80 million U.S. television households. Scripps Networks Web sites include FoodNetwork.com, hgtv.com, DIYnetwork.com and fineliving.com. Scripps Networks programming can be seen in 33 countries.

The company’s home shopping subsidiary, Shop At Home Network, markets a growing range of consumer goods directly to television viewers and visitors to the Shop At Home Web site, shopathometv.com. Shop At Home reaches about 44 million full-time equivalent U.S. households.

Scripps also operates Scripps Howard News Service and United Media, which is the worldwide licensing and syndication home of PEANUTS and DILBERT.

###

Contact: Tim Stautberg, The E.W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com

THE E. W. SCRIPPS COMPANY

RESULTS OF OPERATIONS

(in thousands, except per share data)	Three months ended Sept. 30,			Nine months ended Sept. 30,
	2003	2002	Fav(Unf)	2003	2002	Fav(Unf)
Operating revenues	$440,481	$354,267	24.3%	$1,360,521	$1,079,387	26.0%
Costs and expenses	(349,068)	(264,045)	(32.2)%	(1,058,941)	(803,760)	(31.7)%
Depreciation and amortization of intangibles	(17,156)	(15,026)	(14.2)%	(50,248)	(44,337)	(13.3)%

Operating income	74,257	75,196	(1.2)%	251,332	231,290	8.7%
Interest expense	(7,944)	(7,843)	(1.3)%	(23,779)	(21,064)	(12.9)%
Equity in earnings of JOAs and other joint ventures	20,830	19,223	8.4%	60,894	55,482	9.8%
Investment results, net of expenses		(10,052)		(3,200)	(83,991)
Miscellaneous, net	861	675		3,546	57

Income before income taxes and minority interests	88,004	77,199		288,793	181,774
Provision for income taxes	34,509	30,622		115,381	66,575

Income before minority interests	53,495	46,577		173,412	115,199
Minority interests	1,636	901		4,131	2,687

Net income	$51,859	$45,676	13.5%	$169,281	$112,512	50.5%

Net income per diluted share of common stock	$.64	$.57	12.3%	$2.08	$1.40	48.6%

Weighted average diluted shares outstanding	81,605	80,668		81,312	80,554

See notes to results of operations.

Notes to Results of Operations

1. RESTRUCTURING CHARGES AND OTHER ITEMS

Net investment results

Net investment results include (i) net realized gains and losses and (ii) accrued performance-based compensation and other expenses associated with the management of Scripps Ventures Funds I and II (“Scripps Ventures”).

2003 - Year-to-date net investment results were a pre-tax charge of $3.2 million for write-downs associated with declines in value of certain investments in development-stage businesses. Investment results reduced net income by $2.1 million, $.03 per share.

2002 - Third quarter net investment results were a pre-tax charge of $10.1 million, reducing net income by $6.5 million, $.08 per share. Included in net investment results were $9.6 million of write-downs associated with declines in value of the Scripps Ventures investment portfolios and other investments in development-stage businesses. Year-to-date net investment results were a pre-tax charge of $84.0 million, reducing net income by $54.6 million, $.68 per share. Year-to-date investment results include a $35.1 million write-down of our investment in AOL Time Warner and $43.6 million of write-downs associated with declines in value of the Scripps Ventures investment portfolios and other investments in development-stage business. Also included in net investment results were $3.6 million of costs associated with winding down active management of Scripps Ventures.

Prior year tax liability adjustment

2002 - We reached an agreement with the Internal Revenue Service to settle the audits of our 1992 through 1995 consolidated federal income tax returns in the second quarter of 2002. As a result, we reduced our estimated liability for prior year income taxes by $8.0 million. Net income was increased by $8.0 million, $.10 per share.

2. SEGMENT INFORMATION

Our reportable segments are strategic businesses that offer different products and services. The performance measure (“Segment Profit”) used by our chief operating decision maker (as defined by FAS 131—Segment Reporting) to assess the operating performance of our business segments and to make decisions about the allocation of resources to our business segments. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring charges, investment results and certain other items.

Items excluded from segment profit generally result from prior decisions or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of past decisions regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables our chief operating decision maker to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

We account for our share of the earnings of JOAs using the equity method of accounting. Our share of the earnings of JOAs is included in “Equity in earnings of JOAs and other joint ventures” in our Results of Operations. Newspaper segment profits include equity in earnings of JOAs. Scripps Networks segment profits include equity in earnings of FOX Sports Net South and certain other joint ventures.

Information regarding the operating performance of our business segments determined in accordance with FAS 131 and a reconciliation to our Results of Operations is as follows:

(in thousands)	Three months ended Sept. 30,			Nine months ended Sept. 30,
	2003	2002	Fav(Unf)	2003	2002	Fav(Unf)
Segment operating revenues:
Newspapers managed solely by us	$163,828	$162,959	0.5%	$509,202	$502,071	1.4%
Joint operating agencies	56	42	33.3%	174	140	24.3%

Total newspapers	163,884	163,001	0.5%	509,376	502,211	1.4%
Scripps Networks	121,549	97,069	25.2%	380,042	296,737	28.1%
Broadcast television	72,257	72,745	(0.7)%	221,300	213,987	3.4%
Shop At Home	58,425			173,380
Licensing and other media	24,366	21,452	13.6%	76,423	66,452	15.0%

Total operating revenues	$440,481	$354,267	24.3%	$1,360,521	$1,079,387	26.0%

Segment profit (loss):
Newspapers managed solely by us	$52,069	$52,241	(0.3)%	$165,363	$169,764	(2.6)%
Joint operating agencies	8,811	8,465	4.1%	26,390	25,275	4.4%

Total newspapers	60,880	60,706	0.3%	191,753	195,039	(1.7)%
Scripps Networks	40,277	29,872	34.8%	137,821	82,722	66.6%
Broadcast television	18,713	20,621	(9.3)%	58,841	61,398	(4.2)%
Shop At Home	(3,753)			(15,293)
Licensing and other media	4,489	4,493	(0.1)%	12,977	13,237	(2.0)%
Corporate	(8,363)	(6,247)	(33.9)%	(23,625)	(21,287)	(11.0)%

Total segment profit	112,243	109,445	2.6%	362,474	331,109	9.5%
Depreciation and amortization of intangibles	(17,156)	(15,026)	(14.2)%	(50,248)	(44,337)	(13.3)%
Interest expense	(7,944)	(7,843)	(1.3)%	(23,779)	(21,064)	(12.9)%
Investment results, net of expenses		(10,052)		(3,200)	(83,991)
Miscellaneous, net	861	675		3,546	57

Income before income taxes and minority interests	$88,004	$77,199		$288,793	$181,774

Depreciation:
Newspapers managed solely by us	$5,692	$6,011	5.3%	$17,122	$18,272	6.3%
Joint operating agencies	324	326	0.6%	966	784	(23.2)%

Total newspapers	6,016	6,337	5.1%	18,088	19,056	5.1%
Scripps Networks	2,815	2,239	(25.7)%	7,759	6,527	(18.9)%
Broadcast television	4,889	4,938	1.0%	14,568	14,355	(1.5)%
Shop At Home	1,581			4,226
Licensing and other media	153	199	23.1%	476	583	18.4%
Corporate	567	340	(66.8)%	1,668	849	(96.5)%

Total depreciation	$16,021	$14,053	(14.0)%	$46,785	$41,370	(13.1)%

Amortization of intangible assets:
Newspapers managed solely by us	$107	$103	(3.9)%	$318	$307	(3.6)%
Joint operating agencies	67	67		200	200

Total newspapers	174	170	(2.4)%	518	507	(2.2)%
Scripps Networks	548	771	28.9%	1,721	2,365	27.2%
Broadcast television	32	32		95	95
Shop At Home	381			1,129

Total amortization of intangible assets	$1,135	$973	(16.6)%	$3,463	$2,967	(16.7)%

3. ROCKY MOUNTAIN NEWS

Information related to operating results of the Rocky Mountain News is as follows:

(in thousands, except per share data)	Three months ended Sept. 30,			Nine months ended Sept. 30,
	2003	2002	Fav(Unf)	2003	2002	Fav(Unf)
Operating revenues	$32	$40	(20.0)%	$113	$119	(5.0)%
Equity in earnings of Denver JOA	8,051	6,097	32.0%	24,345	19,499	24.9%
Contribution to segment profit	2,375	923	157.3%	7,671	3,901	96.6%
Net income effect	1,372	493	178.3%	4,318	2,198	96.5%
Net income effect per share of common stock – assuming dilution	$.02	$.01	100.0%	$.05	$.03	66.7%

4. SCRIPPS NETWORKS

Financial information for each of our four national networks is as follows:

(in thousands, except per share data)	Three months ended Sept. 30,			Nine months ended Sept. 30,
	2003	2002	Fav(Unf)	2003	2002	Fav(Unf)
HGTV:
Operating revenues	$70,074	$57,586	21.7%	$216,124	$178,192	21.3%
Contribution to segment profit	32,828	25,623	28.1%	108,208	78,121	38.5%
Net income effect	18,784	14,814	26.8%	62,251	45,246	37.6%
Net income effect per share of common stock – assuming dilution	$.23	$.18	27.8%	$.77	$.56	37.5%

Food Network:
Operating revenues	$44,464	$36,241	22.7%	$145,446	$111,027	31.0%
Contribution to segment profit	15,440	11,289	36.8%	57,194	33,846	69.0%
Net income effect:
Income before minority share	8,315	5,472	52.0%	30,491	16,411	85.8%
Minority owner share of net income	969			3,405

Net income effect	7,346	5,472	34.2%	27,086	16,411	65.0%
Net income effect per share of common stock – assuming dilution	$.09	$.07	28.6%	$.33	$.20	65.0%

DIY:
Operating revenues	$4,997	$2,900	72.3%	$13,426	$6,931	93.7%
Contribution to segment profit (loss)	(2,510)	(2,635)	4.7%	(8,769)	(10,037)	12.6%
Net income (loss) effect	(1,796)	(1,854)	3.1%	(6,031)	(6,824)	11.6%
Net income (loss) effect per share of common stock – assuming dilution	$(.02)	$(.02)		$(.07)	$(.08)	12.5%

Fine Living:
Operating revenues	$1,973	$257		$4,794	$416
Contribution to segment profit (loss)	(6,309)	(4,632)	(36.2)%	(19,992)	(18,660)	(7.1)%
Net income (loss) effect	(3,868)	(2,922)	(32.4)%	(12,418)	(11,625)	(6.8)%
Net income (loss) effect per share of common stock – assuming dilution	$(.05)	$(.04)	(25.0)%	$(.15)	$(.14)	(7.1)%

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: September	The E.W. Scripps Company
Report date: October 14, 2003	513-977-3826

For comparative purposes, this report excludes divested operations and unusual items,

and includes acquired operations as if they had been purchased January 1, 2002.

(amounts in millions, unless otherwise noted)	September (5)			Year-to-date
	2003	2002	%	2003	2002	%
SEGMENT OPERATING REVENUES
Newspapers	$53.2	$56.7	(6.2)%	$509.4	$502.2	1.4%
Scripps Networks	42.6	33.9	25.5%	380.0	296.7	28.1%
Broadcast Television	27.2	26.6	2.2%	221.3	214.0	3.4%
Shop At Home (1)	21.1	19.8	6.3%	173.4	156.4	10.9%
Licensing and Other Media	7.3	5.9	23.1%	76.4	66.5	15.0%

TOTAL	$151.4	$143.0	5.9%	$1,360.5	$1,235.7	10.1%

NEWSPAPERS (2)
Operating Revenues
Local	$12.5	$13.7	(9.3)%	$120.9	$125.0	(3.2)%
Classified	16.7	18.0	(7.0)%	159.3	158.6	0.4%
National	3.0	3.0	1.3%	28.3	24.7	14.3%
Preprints and other	9.3	9.4	(0.7)%	89.3	81.7	9.3%

Newspaper advertising	41.6	44.1	(5.8)%	397.8	390.0	2.0%
Circulation	10.4	11.6	(10.7)%	101.6	103.4	(1.7)%
Other	1.2	0.9	33.7%	10.0	8.9	12.9%

Newspapers	$53.2	$56.7	(6.2)%	$509.4	$502.2	1.4%

Ad inches (excluding JOAs) (in thousands)
Local	532	598	(11.0)%	5,254	5,535	(5.1)%
Classified	833	856	(2.7)%	7,916	7,701	2.8%
National	107	98	8.9%	966	827	16.8%

Full run ROP	1,472	1,552	(5.1)%	14,136	14,063	0.5%

Share of JOA operating profits (3)	$5.7	$5.7	0.8%	$54.1	$51.8	4.4%

SCRIPPS NETWORKS
Operating Revenues
Advertising	$34.3	$26.2	30.9%	$306.6	$233.3	31.4%
Affiliate fees, net	7.8	7.1	10.0%	69.0	59.4	16.2%
Other	0.4	0.6	(26.9)%	4.4	4.0	11.4%

Scripps Networks	$42.6	$33.9	25.5%	$380.0	$296.7	28.1%

Subscribers (4)
HGTV				82.7	79.8	3.6%
Food Network				81.6	76.6	6.5%

BROADCAST TELEVISION
Operating Revenues
Local	$16.0	$14.8	7.9%	$135.1	$126.2	7.0%
National	9.0	8.3	8.6%	72.2	70.5	2.4%
Network compensation	0.7	0.6	17.3%	6.8	5.8	17.1%
Political	0.5	2.0		2.0	6.5
Other	1.0	0.8	17.4%	5.3	5.0	5.0%

Broadcast Television	$27.2	$26.6	2.2%	$221.3	$214.0	3.4%

SHOP AT HOME (1)
Operating Revenues
As reported	$21.1			$173.4
Pro forma	21.1	$19.8	6.3%	173.4	$156.4	10.9%

Avg. full-time equivalent homes	44.3	46.3	(4.3)%	46.7	40.8	14.5%

(1)	Shop At Home was acquired October 31, 2002.

(2)	For comparative purposes, certain 2002 newspaper revenues have been reclassified to conform to 2003 classifications.

(3)	Excludes editorial costs.

(4)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.

(5)	September 2003 had 4 Sundays, versus 5 in 2002.

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: September	The E.W. Scripps Company
Report date: October 14, 2003	513-977-3826

For comparative purposes, this report excludes divested operations and unusual items,

and includes acquired operations as if they had been purchased January 1, 2002.

(amounts in millions, unless otherwise noted)	Third Quarter
	2003	2002	%
SEGMENT OPERATING REVENUE
Newspapers	$163.9	$163.0	0.5%
Scripps Networks	121.5	97.1	25.2%
Broadcast Television	72.3	72.7	(0.7)%
Shop At Home (1)	58.4	53.1	9.9%
Licensing and Other Media	24.4	21.5	13.6%

TOTAL	$440.5	$407.4	8.1%

NEWSPAPERS (2)
Operating Revenue
Local	$37.5	$39.2	(4.4)%
Classified	51.9	51.9	0.0%
National	9.5	8.5	11.9%
Preprints and other	29.3	27.2	7.7%

Newspaper advertising	128.2	126.8	1.1%
Circulation	32.3	33.6	(3.6)%
Other	3.4	2.6	27.7%

Newspapers	$163.9	$163.0	0.5%

Ad inches (excluding JOAs) (in thousands)
Local	1,622	1,759	(7.8)%
Classified	2,638	2,541	3.8%
National	309	268	15.4%

Full run ROP	4,568	4,567	0.0%

Share of JOA operating profits (3)	$18.1	$17.2	5.0%

SCRIPPS NETWORKS
Operating Revenue
Advertising	$96.6	$74.8	29.2%
Affiliate fees	23.5	20.9	12.4%
Other	1.4	1.4	4.7%

Scripps Networks	$121.5	$97.1	25.2%

Subscribers (4)
HGTV	82.7	79.8	3.6%
Food Network	81.6	76.6	6.5%

BROADCAST TELEVISION
Operating Revenue
Local	$43.6	$41.1	6.0%
National	23.7	22.8	3.9%
Network compensation	2.2	1.9	19.1%
Political	1.0	5.5
Other	1.7	1.5	16.8%

Broadcast Television	$72.3	$72.7	(0.7)%

SHOP AT HOME (1)
Operating Revenue
As reported	$58.4
Pro forma	58.4	$53.1	9.9%

Avg. full-time equivalent homes	45.6	45.1	1.1%

(1)	Shop At Home was acquired October 31, 2002.

(2)	For comparative purposes, certain 2002 newspaper revenues have been reclassified to conform to 2003 classifications.

(3)	Excludes editorial costs.

(4)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.